Hogan & Hartson L.L.P.
                          555 Thirteenth Street, N.W.
                          Washington, D.C. 20004-1109
                               TEL: 202/637-5600
                               FAX: 202/637-5910


                                  May 30, 1996



Board of Directors
Westport Bancorp, Inc.
87 Post Road East
Westport, Connecticut  06880

Dear Gentlemen:

                  We are acting as special counsel to Westport Bancorp, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission relating to 1,225,000 shares of common stock, par value $.01 per share (the "Shares"), issuable in connection with (a) the Company's 1985 Incentive Stock Option Plan 1990 Restatement (the "1985 Plan"), (b) the Stock Option Plan and Agreement dated December 17, 1992 by and between the Company and Thomas P. Bilbao (the "Bilbao Plan"), (c) the Stock Option Plan and Agreement dated December 17, 1992 by and between the Company and Richard T. Cummings, Jr. (the "Cummings Plan"), (d) the Stock Option Plan and Agreement dated December 17, 1992 by and between the Company and Michael H. Flynn (the "Flynn Plan"), and (e) the Company's Amended and Restated 1995 Incentive Stock Option Plan (the "1995 Plan"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1.       An executed copy of the Registration Statement.

                  2. The Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of Delaware on April 24, 1996 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.
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Board of Directors
Westport Bancorp, Inc.
May 30, 1996
Page 2




                  3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  4. A copy of the 1985 Plan, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  5. A copy of the Bilbao Plan, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  6. A copy of the Cummings Plan, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  7. A copy of the Flynn Plan, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  8. A copy of the 1995 Plan, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

                  9. Resolutions of the Board of Directors of the Company adopted on December 19, 1985, June 25, 1987,
                           September 24, 1987 and February 22, 1990, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to authorization of the 1985 Plan, amendments to the 1985 Plan and authorization of the Shares under the 1985 Plan.

                  10. Resolutions of the stockholders of the Company adopted on April 10, 1986 and May 3, 1990, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to stockholder approval and adoption of the 1985 Plan and of amendments to the 1985 Plan.
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Board of Directors
Westport Bancorp, Inc.
May 30, 1996
Page 3



                  11. Resolutions of the Board of Directors of the Company adopted on December 17, 1992 and May 16, 1996, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to authorization of the Bilbao Plan, the Cummings Plan and the Flynn Plan, and to authorization of the Shares under the Bilbao Plan, the Cummings Plan and the Flynn Plan.

                  12. Resolutions of the stockholders of the Company adopted on April 29, 1993, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to stockholder approval and adoption of the Bilbao Plan, the Cummings Plan and the Flynn Plan.

                  13. Resolutions of the Board of Directors of the Company adopted on March 16, 1995 and May 16, 1996, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to authorization of the 1995 Plan, to authorization of the Shares under the 1995 Plan and to amendments to the 1995 Plan.

                  14.      Resolutions  of  the   stockholders  of  the  Company
                           adopted on May 25, 1995, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to stockholder approval and adoption of the 1995 Plan.

                  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

Board of Directors
Westport Bancorp, Inc.
May 30, 1996
Page 4



                  Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the 1985 Plan, the Bilbao Plan, the Cummings Plan, the Flynn Plan or the 1995 Plan, as the case may be, and (ii) receipt by the Company of the consideration for the Shares contemplated by the 1985 Plan, the Bilbao Plan, the Cummings Plan, the Flynn Plan or the 1995 Plan, as the case may be, the Shares will be validly issued, fully paid and nonassessable under the General Corporation Law of the State of Delaware.

                  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

                  We hereby  consent  to the  filing of this  opinion  letter as
Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                               Very truly yours,


                                               /s/HOGAN & HARTSON L.L.P.
                                               --------------------------
                                               HOGAN & HARTSON L.L.P.


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